Exhibit 99.1
For additional information, contact:
Graymark Healthcare, Inc.
Stanton Nelson
405-601-5300
Graymark Healthcare Reports Fiscal 2009 Progress Including the Successful Integration of Late Q3 Acquisitions that Nearly Doubled the Size of its Sleep Management Division and 2009 Financial Results
Oklahoma City—(March 31, 2010)—Graymark Healthcare Inc. (NASDAQ: GRMH) today announced progress on Fiscal 2009 Initiatives and financial results for the year ending December 31, 2009.
In 2009 Graymark Healthcare implemented a core market changing strategy where it integrated the diagnostic and treatment components of care for Obstructive Sleep Apnea. While the industry has historically managed these components separately Graymark recognized the clinical requirement that they be integrated in order to optimize patients’ compliance with care. In 2009 the Company integrated the business components wherever feasible and has shown industry leading compliance rates as a result.
Additionally, fiscal year 2009 was highlighted by two significant acquisitions in late Q3 that nearly doubled the size of the Company’s SMS segment. These acquisitions reflected the Company’s stated strategy of being a key aggregator of well run assets in the sleep diagnostic and treatment space.
With the addition of the acquired businesses the Company had sufficient scale in its SMS segment to develop central, standardized core services including billing and collection, IT, marketing, HR and Business Development. These services will allow the Company to acquire quickly and integrate efficiently ensuring that acquisition synergies are maximally realized.
As a result of such centralized, standardized core services, at the end of 2009 management was able to identify cost cutting measures of over $1 million on an annualized basis. These cost saving are being fully implement in the first quarter of 2010, and additional efficiency are also being examined.
“Although others might have been focused purely on the current period we recognized the need in 2009 to focus on building an infrastructure that would allow us to optimize the opportunity we see to aggregate the sleep diagnostic and treatment space,” said Stanton Nelson, Chairman and CEO of Graymark Healthcare. “Industry consolidation can only be successful if the acquiring entity possesses best demonstrated operating practices and the leadership to quickly integrate those practices within acquired entities while maintaining a high level of quality clinical practice, customer service and staff morale. We are happy with our progress in 2009 and are looking forward to driving consolidation in the marketplace with our quality and efficiency in 2010 and beyond. We can now demonstrate leadership in quality of care combined with an optimized cost to serve.” Nelson continued.
For 2009, consolidated net revenues were $107.2 million, an increase of 11% over 2008 revenue of $96.6 million. This included a net revenue increase of 16% for the Company’s Sleep Management Solutions or SMS segment, comprised of our sleep diagnostic and sleep therapy business to $17.6 million in 2009 from $15.2 million in 2008 and an increase of 10% for the Company’s ApothecaryRx segment, which owns and operates independent retail pharmacies, to $89.7 million for 2009, from 2008 revenue of $81.3 million.
After-tax net loss attributable to Graymark was approximately ($5.2 million) for 2009, or a loss of ($0.18) per diluted share, compared to net income of $0.7 million, or $0.03 per diluted share for 2008. Included in the net loss for 2009, are expenses of $0.5 million related to the acquisitions we made during the third quarter and the change in accounting estimate in the second quarter of $2.6 million, as well as a onetime expense reduction related to a legal settlement net of related legal fees of $0.4 million.

Exhibit 99.1
The increase in net revenue for the SMS segment was due primarily to a $4.0 million contribution from the Somni and Eastern Q3 acquisitions and $2.3 million in incremental revenue from new sleep labs acquired or opened in 2008 and 2009. These increases were offset by a decrease in same store revenues of $4.0 million, which is due to a combination of lower volumes and lower average revenue per sleep study compared to 2008. Revenue in our existing sleep therapy business was flat in 2009 compared to 2008 as lower sleep study volumes translated to fewer CPAP set-ups in 2009. The reduced set-up volume was offset by the successful growth of our PRSP or re-supply business which we instituted in 2009. Gross margin for the Company’s SMS segment was 56%, compared to 62% in 2008; the decrease driven primarily by the lower average net revenue per sleep study in 2009. 2009 net loss for SMS was ($4.0 million) compared to net income of $1.9 million for 2008. The onetime adjustment related to the change in accounting estimate of $2.6 million was recorded in our SMS segment.
The increase in revenue for the ApothecaryRx segment was primarily due to the full year impact of pharmacies acquired in March and June of 2008, partially offset by a slight decline in same store revenues driven by the continued shift towards generic drugs, which have a lower revenue per script compared to brand, and a decline in front-end sales, which we attribute to the continued softness in the general economy driving lower discretionary purchases. Gross margin for the ApothecaryRx segment was 24% in both 2009 and 2008. 2009 net income for ApothecaryRx increased 126% to $2.0 million compared to $0.9 million in 2008. The $0.4 million onetime favorable legal settlement net of legal fees was in this segment. During 2009, Graymark Healthcare owned and operated 18 retail pharmacies in five states.
Graymark Healthcare, Inc. is a diversified medical holding company that owns and operates diagnostic sleep centers that treat a wide range of sleep disorders; independent pharmacies that serve the needs of local markets; and a medical equipment company that provides both disposable and durable medical equipment. Graymark plans to continue its growth both internally and through strategic acquisitions within the medical industry.
Conference Call
A conference call and webcast will be held Wednesday, March 31, 2010, at 3:30 p.m. Central Time (4:30 p.m. Eastern Time) to discuss Graymark Healthcare’s consolidated financial results for 2009 and its outlook for the future.
To participate in the Graymark Healthcare Earnings Conference Call, interested parties may dial 1-800-299-0148, use pass code 31634835. Alternatively, interested parties may access the call in listen-only mode via the investor relations section of the company’s Web site, www.graymarkhealthcare.com.
This press release may contain forward-looking statements which are based on the Company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.